Exhibit 99.1

Pennymac Announces Organizational Changes

Westlake Village, CA, October 3, 2024 – PennyMac Financial Services, Inc. (NYSE: PFSI) and PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that William Chang is stepping down from his positions as Senior Managing Director and Chief Capital Markets Officer for PFSI and Senior Managing Director and Chief Investment Officer for PMT, in order to pursue other interests in the mortgage banking industry.

In April of last year Pennymac hired industry veteran Mark Elbaum to leverage the platform it built to drive additional value for the company through strategic initiatives. Mr. Elbaum has held leadership roles at previous companies including Homepoint Financial, Bank of America and Countrywide that have included oversight of capital markets, pricing products and hedging. He has significant mortgage banking experience and has been in active collaboration with the production, pricing and capital markets teams in his tenure at Pennymac. Mr. Elbaum will assume the responsibilities of Chief Capital Markets Officer for PFSI and Chief Investment Officer for PMT upon Mr. Chang’s departure.

“At Pennymac, we have a deep bench consisting of talented leaders who I believe are among the best in the industry,” said Chairman and CEO David Spector. “To ensure a smooth transition, I have asked Mark to step into the roles on an interim basis, with the utmost confidence in his ability to lead our capital markets group.”

Mr. Spector continued, “Will has been at Pennymac for more than a decade, playing a role to help shape the success of our organization in various capacities, including his most recent role in our capital markets group. We are appreciative of his many years of dedication and hard work, and we wish him continued success in future endeavors.”

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 3,900 people across the country. For the twelve months ended June 30, 2024, PennyMac Financial’s production of newly originated loans totaled $101 billion in unpaid principal balance, making it the second largest mortgage lender in the nation. As of June 30, 2024, PennyMac Financial serviced loans totaling $633 billion in unpaid principal balance, making it a top ten mortgage servicer in the nation. Additional information about PennyMac Financial Services, Inc. is available at pfsi.pennymac.com.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

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